T. ROWE PRICE INDEX TRUST, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING AUTHORIZED STOCK

 T. Rowe Price Index Trust, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into three (3) new series and/or classes of Common Stock to be designated the T. Rowe Price U.S. Limited Duration TIPS Index Fund, T. Rowe Price U.S. Limited Duration TIPS Index Fund—I Class, and T. Rowe Price U.S. Limited Duration TIPS Index Fund—Z Class.

 SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 2,000,000,000 shares of the unissued Common Stock of the Corporation into the following series and classes on the respective dates indicated in the parentheses following the name of the series and classes: T. Rowe Price Equity Index 500 Fund (March 30, 1990); T. Rowe Price Extended Equity Market Index Fund and T. Rowe Price Total Equity Market Index Fund (December 3, 1997); T. Rowe Price Equity Index 500 Fund—I Class (July 17, 2015); T. Rowe Price Mid-Cap Index Fund, T. Rowe Price Small-Cap Index Fund, T. Rowe Price Mid-Cap Index Fund—I Class, and T. Rowe Price Small-Cap Index Fund—I Class (July 30, 2015); T. Rowe Price Equity Index 500 Fund—Z Class, T. Rowe Price Mid-Cap Index Fund—Z Class, and T. Rowe Price Small-Cap Index Fund—Z Class (February 17, 2020); and T. Rowe Price U.S. Limited Duration TIPS Index Fund, T. Rowe Price U.S. Limited Duration TIPS Index Fund—I Class, and T. Rowe Price U.S. Limited Duration TIPS Index Fund—Z Class (August 14, 2020). Each such series and/or class shall consist, until further changed, of the lesser of (x) 2,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation currently or hereafter authorized less the total number of shares of the Corporation then issued and outstanding in all of such series and/or class. All shares of each series and/or class have the powers, preferences, other special rights, qualifications, restrictions and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series and/or class.

 THIRD: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

 IN WITNESS WHEREOF, T. Rowe Price Index Trust, Inc. has caused these Articles to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Assistant Secretary on August 14, 2020.

WITNESS:	T. ROWE PRICE INDEX TRUST, INC.
/s/Shannon Hofher Rauser By:__________________________ Shannon Hofher Rauser, Assistant Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Executive Vice President

 THE UNDERSIGNED, Executive Vice President of T. Rowe Price Index Trust, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

____________________________

David Oestreicher, Executive Vice President

Agmts\ArtSuppTIPSIndex.doc